                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of the 29th day of October, 1998 by and between THE PROFIT GROUP INTERNATIONAL I, INC., a Georgia corporation ("PRGI"), THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., a Georgia corporation ("PRGX"), and VINCENT CREADON, an Illinois resident, d/b/a a sole proprietorship (the "Seller").

                              W I T N E S S E T H:

         WHEREAS, PRGI is in the business of auditing accounts payable, expenses, capital expenditures, and various other payment arrangements or obligations between its clients ("Clients") and their suppliers, vendors, landlords and taxing authorities (the "Client Payees") for the purpose of identifying and documenting overbilling by and refund, credit or chargeback claims for overpayment to, the Client Payees (the "Audit Activities") and rendering management advisory services associated with the Audit Activities (collectively, the "Business of PRGI");

         WHEREAS, Seller is engaged in the business of the examination, review and audit of various paid bills and expenses of client companies, such as accounts payable, cooperative advertising, advertising expense, real estate tax, common area maintenance, legal and professional fees, related and other charges and expenses for the purpose of discovering and documenting for subsequent charge back and recovery overbillings, overpayments and/or under-deductions made by client companies, or for discounts, rebates and allowances of all types, freight charges, special handling, insurance, and all other overbillings, overpayments and/or under-deduction incidental or related thereto and collection with respect to same and the rendering of other related management counseling service (the "Business");

         WHEREAS, Seller wishes to sell to PRGI substantially all of Seller's assets used or held for use in the Business pursuant to the terms and conditions of this Agreement;

         WHEREAS, concurrently with the execution hereof, PRGI has entered into acquisition agreements (collectively, the "Other Acquisition Agreements") in respect of each of the following entities: Robert Beck & Associates, Inc. ("RBA"), RBA Audits, Inc., Robert N. Beck, Jr. a sole proprietorship, John E. Flatley & Associates, Inc., John M. Kirkeide, a sole proprietorship, John H. Cavins, a sole proprietorship, Savant Consulting, L.L.C. and Taylor, Blackburn & Associates, Inc. (collectively, the "Other Sellers");

         WHEREAS, concurrently with the execution hereof, Seller has entered into a Representations, Covenants and Indemnification Agreement with PRGI, PRGX and the parties to the Other Acquisition Agreements (the "RCI Agreement"), the terms and provisions of which are expressly incorporated herein by reference; and

         WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the RCI Agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                     PURCHASE AND SALE OF PURCHASED ASSETS

         1.1 ASSETS TO BE ACQUIRED. Subject to and upon the terms and conditions set forth herein, PRGI agrees to purchase from Seller, and Seller agrees to sell to PRGI, except as provided in Section 1.2 hereof, all right, title and interest of Seller in and to all of the tangible and intangible assets of Seller used or held for use by Seller in the conduct of the Business as of the Closing Date (as hereinafter defined), which are described in this
Section 1.1 with reference to capitalized terms which, if not otherwise defined herein, have the meaning assigned to such capitalized terms in the RCI Agreement, free and clear of all claims, liens, encumbrances, security interests and similar interests of any kind or nature whatsoever, including, without limitation, the following (collectively, the "Purchased Assets"):

                  (a)      all of the Fixed Assets;

                  (b) all of Seller's interest in and rights and benefits owing to Seller under those Contracts which PRGI specifically agrees to assume, which assumption shall be evidenced by inclusion of such Contract by PRGI on a schedule to the Assignment and Assumption Agreement (as hereinafter defined) (collectively, the "Assigned Contracts");

                  (c) all Accounts Receivable outstanding as of the Closing and all Unbilled Claims and Work in Progress as of the Closing;

                  (d) all of Seller's interest in and rights and benefits accruing to Seller as lessee under those Leases which PRGI specifically agrees to assume, which assumption shall be evidenced by inclusion of such Lease by PRGI on a schedule to the Assignment and Assumption Agreement (collectively, the "Assigned Leases");

                  (e)      all Intellectual Property Rights;

                  (f)      all Licenses and Permits;

                  (g)      all Deposits and Other Rights;

                  (h) all of Seller's customer and supplier lists, all client files, all files related to Employees and Associates, all computer data bases and other records, other than Seller's corporate minute books and stock records;

                  (i) all of Seller's right, title and interest in and to its telephone numbers and the directory advertising for such telephone numbers to the extent assignable; and

                  (j) all of Seller's right, title and interest in and to all other tangible personal property relating to the Business.

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 1.1 hereof, PRGI shall not acquire and Seller shall not transfer to PRGI any of the documents relating to the organization, maintenance and existence of Seller, any assets held under any pension, profit


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

sharing or other Employee Benefit Plan (as defined herein), all cash and cash equivalents of Seller in the Business, subject to Section 2.1(b) hereof, Seller's rights to any tax refunds, any insurance policies of Seller, any vehicles owned or leased by Seller, all furniture and art work to the extent listed on Schedule 1.2 attached hereto and any of the rights of Seller under this Agreement, the RCI Agreement, the other Seller Transaction Documents and the other PRGI Transaction Documents.

         1.3 CONVEYANCE OF ASSETS. The conveyance, transfer and delivery of the Purchased Assets shall be made by Seller and accepted by PRGI on the Closing Date, effective as of the Effective Date, as follows:

                  (a) Seller shall execute and deliver to PRGI a bill of sale in the form of Exhibit 1.3(a) attached hereto and made a part hereof (the "Bill of Sale");

                  (b) Seller and PRGI shall execute and deliver an Assignment and Assumption Agreement in the form of Exhibit 1.3(b) attached hereto and made a part hereof (the "Assignment and Assumption Agreement") with respect to the Assumed Liabilities (as hereinafter defined);

                  (c) Seller shall execute and deliver such additional instruments of sale, transfer, conveyance and assignment as of the Closing Date as counsel to Seller and counsel to PRGI shall mutually deem necessary or appropriate.

         1.4 CLOSING. As soon as practicable after the execution hereof, the parties hereto shall execute and deliver all documents and instruments for the consummation of the transactions contemplated herein (other than the certificates for the PRGX Shares or the Cash Consideration as defined herein) into escrow with Arnall, Golden & Gregory, LLP, as escrow agent in accordance with that certain closing escrow agreement in substantially the form of Exhibit
1.4 attached hereto (the "Closing Escrow Agreement"), pending execution and delivery in escrow of all documents contemplated by this Agreement and the Other Acquisition Agreements by all parties thereto. The closing of the transactions contemplated herein (the "Closing") shall take place on or before October 29, 1998, at the offices of PRGI's counsel or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto, upon compliance with the terms, conditions and contingencies contained herein or on such other date as is mutually agreed upon by the parties hereto (the "Closing Date"). The parties hereto intend that PRGI receive all of the benefits in respect of the operations of the Business on and after the Effective Date and assume all of the liabilities of the Business incurred in the ordinary course of business after the Effective Date, except as otherwise specifically provided herein or in the RCI Agreement.

                                   ARTICLE 2
                   PURCHASE PRICE; ASSUMPTION OF LIABILITIES

         2.1      PURCHASE PRICE.

                  (a) Purchase Price Payment. Subject to the terms and conditions of this Agreement, the purchase price to be paid to Seller for the Purchased Assets pursuant hereto shall be paid in cash and shares of PRGX Common Stock, as follows: (i) $2,973,949, less the Reimbursable Cash (as defined in Section 2.1(b) below), plus an amount equal to 6.75% of such


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

amount calculated on a per annum basis for the period from the Effective Date through and including the Closing Date, plus an amount equal to $589.04 per day for each day during the period from and after the Effective Date to and including the day immediately preceding the Closing Date (the "Cash Consideration") and (ii) subject to execution and delivery by Seller at the Closing of the Lock-up Agreements, pursuant to the RCI Agreement, 73,430 shares of PRGX Common Stock, no par value (the "PRGX Shares") (the Cash Consideration and the PRGX Shares being collectively referred to herein as the "Purchase Price"); provided, however, that certain of the PRGX Shares shall be issued in the name of the Representative, as nominee and attorney-in-fact for the Seller, to be held in escrow pursuant to Section 2.3 below and in lieu of delivering fractional shares, PRGI shall deliver to Seller an amount in cash based on $27.00 per share (the "Closing Price.")

                  (b) Purchase Price Adjustment. On the business day immediately preceding the Closing Date, Seller shall prepare and deliver to PRGI, an estimated cash flow statement of total cash received by Seller in respect of the Business less total cash disbursements for the period from and including the Effective Date to and including the day immediately preceding the Closing Date (the "Interim Period Cash Flow"), detailing all such amounts by category of payment (the "Cash Flow Statement"). PRGI shall be entitled to reimbursement, at Closing, of the Interim Period Cash Flow, plus the following cash payments made in respect of the Business during the period from and including the Effective Date to and including the day immediately preceding the Closing Date: (i) the amount, if any, by which disbursements to Seller during said period exceed the amount of any cash or cash equivalents in the Business as of the close of business on August 31, 1998 and (ii) any amounts paid during the period from and including the Effective Date to and including the Closing Date in respect of the following liabilities: (A) Seller Transaction Expenses,
(B) non-trade payables (meaning those not directly related to the Business to be acquired by PRGI pursuant hereto), (C) non-trade accrued expenses (meaning those not directly related to the Business to be acquired by PRGI pursuant hereto), (D) commissions payable as of the Effective Date in respect of accounts receivable collected by Seller prior to the Effective Date; (E) all amounts owed to Seller under the Principal Agreement or otherwise (except for advances used to pay normal trade payables of Seller directly relating to the Business to be acquired by PRGI incurred on or after the Effective Date or advances made to Associates or Employees on or after the Effective Date), and
(F) all amounts owed to Persons other than Seller (except for normal trade payables directly relating to the Business to be acquired by PRGI pursuant hereto incurred in the ordinary course of business) (collectively, the "Interim Period Reimbursable Liabilities," which, together with the Interim Period Cash Flow, is referred to herein as the "Reimbursable Cash").

                  (c) Post-Closing Review. Within sixty (60) days following the Closing Date, PRGI and the Representative shall each have the right to request that the Accountants review the Reimbursable Cash (including the Cash Flow Statement), which review shall be a final determination of the Reimbursable Cash, and in the event that such determination shows that payments are required by PRGI or by the Seller, any such payment shall be made by the Representative or PRGI to the other, as the case may be, within 15 days after completion of the review by the Accountants, together with interest on such payment amount from the Closing Date until the date of such payment at the rate of 6.75% per annum. The fees and expenses charged by the Accountants in respect of such review shall be borne equally by PRGI and the Representative.


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

         2.2 ASSUMPTION OF LIABILITIES. PRGI agrees to assume, from and after the Closing Date, only the following (the "Assumed Liabilities"):

                  (a) all obligations and liabilities of Seller relating to the Business arising from and after the Effective Date in the ordinary course of business under the Contracts with Customers, Associates and Employees and other Contracts, and equipment and other Leases expressly designated by PRGI as Assigned Contracts and Assigned Leases;

                  (b) Seller's normal trade payables relating to the Business to be acquired by PRGI pursuant hereto incurred in the ordinary course of business and outstanding at the Effective Date or incurred in the ordinary course of business thereafter and advances made after August 31, 1998 used to pay normal trade payables relating to the Business to be acquired by PRGI pursuant hereto, excluding (i) all Seller Transaction Expenses; (ii) non-trade payables (meaning those not directly related to the Business to be acquired by PRGI pursuant hereto), including any Prior Period Payments to RBA; (iii) non-trade accrued expenses (meaning those not directly related to the Business to be acquired by PRGI pursuant hereto); (iv) commission amounts for audit services due to Associates, auditors, or other service providers on accounts receivable collected prior to the Effective Date; and (v) all accounts payable, accrued expenses or other indebtedness due to the Seller as of the Effective Date under the Principal Agreement, or in connection with any advances to Associates, or otherwise;

                  (c) commission amounts for audit services which will be owed by Seller to its Associates, auditors or other service providers upon collection of Accounts Receivable, Unbilled Claims and Work in Progress outstanding at the Effective Date.

Except for the Assumed Liabilities, PRGI shall not assume any debts or liabilities of Seller of any kind or nature whatsoever. Seller agrees to make full and prompt payment of all of its trade payables not assumed by PRGI as and when due. Anything to the contrary contained herein notwithstanding, PRGI shall neither assume nor have any obligations or liabilities whatsoever in respect of severance, WARN Act, income tax withholding, payroll and/or unemployment tax, workers' compensation, pension, profit-sharing, health insurance, COBRA or any other employee or other benefit liabilities in respect of any Business Employees or in respect of any Employee Benefit Plans, including, without limitation any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment, withdrawal liability, liability to the PBGC, liability under Section 412 of the Code or Section 302(a)(2) of ERISA, or other similar liability or expense of Seller or any ERISA Affiliate and PRGI shall not become a party to any Employee Benefit Plan as a result of any of the transactions contemplated by this Agreement.

         2.3 ESCROW SHARES. At the Closing, approximately 36,715 of the PRGX Shares issued on the Closing Date pursuant to Section 2.1(a)(ii) hereof (the "Escrow Shares") shall be issued in the name of the Representative, as nominee and attorney-in-fact for the Seller, which Escrow Shares will be held in escrow together with shares of PRGX deposited in escrow by the parties to the Other Acquisition Agreements, pursuant to the terms of the RCI Agreement and the Indemnity Escrow Agreement by and among PRGI, PRGX, Seller and the other signatories named therein in the form of Exhibit 2.3 attached hereto (the "Indemnity Escrow Agreement"). The aggregate number of Escrow Shares deposited hereunder and under the Other Acquisition Agreements shall equal the product of
(a) the aggregate Purchase Prices under this Agreement and the Other

Acquisition Agreements (approximately $43,500,000) multiplied by (b) 20%, divided by the Closing Price.


                                   ARTICLE 3
                              ADDITIONAL COVENANTS

         3.1 REPRESENTATIONS, COVENANTS AND INDEMNIFICATION AGREEMENT. Concurrently with the execution and delivery of this Agreement, Seller, together with the other signatories named therein, shall execute and deliver to PRGX and PRGI the RCI Agreement substantially in the form attached hereto as
Exhibit 3.1, together with a disclosure schedule relating to Seller, the Purchased Assets and the Business pursuant to the terms of the RCI Agreement (the "Disclosure Schedule"). Each of the parties hereto acknowledge that the representations, warranties, covenants, agreements and indemnification made by them concurrently herewith in the RCI Agreement are an inducement to the other parties hereto to enter into this Agreement. Prior to the execution and delivery of the RCI Agreement, Seller shall have delivered to PRGX and PRGI a draft of the Disclosure Schedule and true, correct and complete copies of all documents, together with all amendments thereto through the date of execution hereof, contemplated by or required to be listed in any exhibit or schedule (including the Disclosure Schedule) to this Agreement or the RCI Agreement, including, without limitation, all Material Leases, Material Contracts, insurance policies, the Historical Statements, the Monthly Statements through the last day of the month immediately preceding the date hereof and Seller's Tax Returns.

         3.2 ALLOCATION OF PURCHASE PRICE AMONG PURCHASED ASSETS. The Purchase Price shall be allocated for tax purposes as mutually agreed to by PRGI and Seller within 60 days after the Closing; provided, however, the Purchase Price shall be allocated solely to (a) goodwill; (b) fixed assets at book value; (c) a share of the allocation to the Noncompetition and Nonsolicitation Agreements described in Section 5.4 of the RCI Agreement, as appropriate, and (d) to the extent they exist, Accounts Receivable net of appropriate reserves and accrued commissions. Seller and PRGI agree that they will prepare and file any notice or other filing required pursuant to Section 1060 of the Code, and that any such notices or filings will be prepared based upon such tax allocation of Seller Purchase Price. PRGI agrees to send to Seller a completed copy of its Form 8594 ("Asset Acquisition Statement under Section 1060") with respect to this transaction prior to filing such form with the Internal Revenue Service.

         3.3      COVENANT RE: TAX MATTERS.

                  (a) Seller shall be solely responsible for and shall pay, without any cost to PRGI (i) any and all Taxes for which Seller is or may be liable, arising from Seller's activities, the Business or use of the Purchased Assets through the Effective Date (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due prior to, on or after the Effective Date), (ii) any Taxes with respect to the acquisition by PRGI from Seller of the Purchased Assets, and all other Taxes, if any, imposed by any Tax Authority assessed in connection with, on account of or resulting from the consummation of the transfer of the Purchased Assets to PRGI.

                  (b) Real and personal property ad valorem Taxes, if any, with respect to the Purchased Assets shall be prorated on a daily basis between Seller, on the one hand, and PRGI on the other hand, as of the Closing Date. Should any amount of such Taxes to be prorated not be fully determined as of the Closing Date, a mutually satisfactory estimate of such amount, made on the basis of Seller's records, shall be used as the basis for settlement at Closing, and the amount finally determined will be prorated and appropriate settlement adjustments made as soon as practicable after such final determination.

                  (c) Except as otherwise provided in this Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims. Notwithstanding anything to the contrary contained herein, Seller shall have sole and exclusive authority to prepare and file all Tax Returns concerning Seller related activities occurring prior to the Closing, including, without limitation, its operation of the Business and its use of the Purchased Assets and all matters under agreements not being assumed by PRGI (regardless of when such return is filed). PRGI shall not directly or indirectly take any action to prepare or file such Tax Return but shall be given copies of any such return filed by Seller.

                  (d) At its sole expense, Seller shall promptly pay any and all Taxes, including but not limited to sales and transfer Taxes, levied, imposed or assessed by any Tax Authority as a result of the sale, transfer, assignment and conveyance of the Purchased Assets to PRGI by Seller.

         3.4 BULK SALES LAW. PRGI hereby waives compliance by Seller with any applicable U.C.C. bulk sales law, and Seller agrees to indemnify and hold harmless PRGI (and any affiliates thereof) from and against any claims or liabilities not assumed by PRGI pursuant to this Agreement asserted against PRGI (or any affiliate thereof) by any creditor of Seller by reason of such noncompliance. Seller will comply with all applicable tax bulk transfer laws promptly after the public announcement of the transactions contemplated herein, provided that the parties agree that PRGI will only hold back from the Purchase Price amounts required under such applicable laws if such required holdback exceeds $10,000. Seller agrees to indemnify and hold harmless PRGI (and any affiliates thereof) from and against any claims or liabilities against PRGI for failure to comply with any such applicable tax bulk transfer laws.


                                   ARTICLE 4
                          CONDITIONS TO OBLIGATIONS OF
                             PRGX AND PRGI TO CLOSE

         Each and every obligation of PRGX and PRGI under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is expressly waived in writing by PRGX and PRGI:

         4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in or pursuant to this Agreement and to the RCI Agreement or given on their behalf hereunder or thereunder shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and effective as of the Closing Date.

         4.2 OBLIGATIONS PERFORMED. Seller shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

         4.3 CONSENTS. Seller shall have obtained and delivered to PRGI written Seller Consents of all persons or entities whose consent is required to consummate the transactions contemplated herein, if any, and all such Seller Consents shall remain in full force and effect at and as of the Closing.

         4.4 DUE DILIGENCE. PRGI and its Accountants, counsel and other experts shall have completed their due diligence investigation with respect to the Business and affairs (including business, legal and financial matters) of Seller and the Business. Seller shall have resolved, in a manner reasonably satisfactory to PRGI and its counsel, any and all issues raised as a result of such investigation which, in PRGI's good faith belief has or is likely to have a Material Adverse Effect.

         4.5 OTHER ACQUISITION AGREEMENTS. Concurrently with the Closing hereunder, PRGI shall have consummated the transactions contemplated by each of the Other Acquisition Agreements (as defined in the preambles to this Agreement).

         4.6 CLOSING DELIVERIES Seller shall have delivered to PRGI each of the following, together with any additional items which PRGI may reasonably request to effect the transactions contemplated herein:

                  (a)      possession of the Purchased Assets;

                  (b)      intentionally omitted;

                  (c)      intentionally omitted;

                  (d) the Bill of Sale, the Assignment and Assumption Agreement and the other instruments of transfer as shall be reasonably required by PRGI for the transfer to PRGI of all of Seller's right, title and interest to the Purchased Assets free and clear of all claims, liens, encumbrances, security interests and similar interests of any kind or nature whatsoever, including, without limitation, releases of any and all such claims, liens, encumbrances, security interests and similar interests with respect to the Purchased Assets;

                  (e) the Indemnity Escrow Agreement, duly executed by the Seller and the Representative, as nominee and attorney-in-fact of Seller, together with blank stock powers, duly executed by the Representative with medallion level signature guarantee;

                  (f) the Noncompetition and Nonsolicitation Agreements duly executed by Seller;

                  (g) written Seller Consents from all parties, whose consent to the transactions contemplated herein is required;

                  (h) an opinion of counsel to Seller substantially in the form of Exhibit 4.6(h) attached hereto;

                  (i) the offer letter for employment of the Principal, duly executed by the Principal;

                  (j) the Nonqualified Stock Option Agreement for the Principal, duly executed by the Principal;

                  (k) the Lock-up Agreements, duly executed by Seller and the Representative;

                  (l)      intentionally omitted;

                  (m) if applicable, the spousal consents, referred to in the RCI Agreement, duly executed by the spouse of Seller;

                  (n) if applicable, Forms UCC-3, duly executed by each secured lender of Seller, releasing all liens on the Purchased Assets;

                  (o) a release of RBA and the Other Sellers in substantially the form of Exhibit 4.6(o) attached hereto, duly executed by Seller;

                  (p) a Closing Escrow Agreement, duly executed by Seller and the Representative;

                  (q)      a Closing Statement, duly executed by Seller; and

                  (r) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

         4.7 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging, or seeking material damages in connection with, the acquisition by PRGI of the Purchased Assets pursuant to the transactions contemplated herein, or the ability of PRGI, PRGX or any of their affiliates to own and operate Seller's Business or otherwise materially adversely affecting the Business, assets, prospects, financial condition or results of operations of Seller.

         4.8 NO INVESTIGATIONS OF SELLER OR BUSINESS. As of the Closing Date there shall be no, and Seller shall have no knowledge of or reason to know of any, pending or threatened, investigation by any municipal, state or federal government agency or regulatory body with respect to Seller, the Purchased Assets or Seller's Business.

         4.9 NO MATERIAL ADVERSE. From the date of this Agreement to the Closing, there shall not have occurred any Material Adverse Effect (without giving effect to the consequences of the transaction contemplated by this Agreement), whether reflected in financial statements, the Schedules attached hereto or to the RCI Agreement or otherwise. Without limiting the generality of the foregoing, at the Closing, none of the Primary Customers shall have terminated, decreased or otherwise adversely altered such Primary Customer business relationship with Seller or given notice to Seller that it intends to do so.

         4.10     INTENTIONALLY OMITTED.

         4.11 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

         4.12 REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the transactions contemplated by this Agreement and all actions by or in respect of, or filings with, any governmental body, agency or official or any other person required to permit the consummation of the transactions contemplated herein so that PRGI shall be able to continue to carry on the business of Seller substantially in the manner now conducted by Seller shall have been taken or made.


                                   ARTICLE 5
                             CONDITIONS TO SELLER'S
                                  OBLIGATIONS

         Each and every obligation of Seller under this Agreement to be performed on or prior to the Closing, shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is specifically waived in writing by Seller:

         5.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by PRGX and PRGI in or pursuant to this Agreement and to the RCI Agreement or given on their behalf hereunder or thereunder shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and effective as of the Closing Date.

         5.2 OBLIGATIONS PERFORMED. PRGX and PRGI shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing and the Boards of PRGI and PRGX shall have approved the transactions contemplated herein.

         5.3 CLOSING DELIVERIES. PRGX and/or PRGI, as applicable, shall have delivered to the Seller each of the following, together with any additional items which the Seller may reasonably request to effect the transactions contemplated herein:

                  (a) certified copies of the corporate resolutions of the Board of Directors of PRGI and the Board of Directors of PRGX authorizing the transactions contemplated herein and the execution, delivery and performance of the RCI Agreement, this Agreement and the other PRGI Transaction Documents by PRGX and PRGI, as applicable, together with incumbency certificates with respect to the respective officers of PRGI executing documents or instruments on behalf of PRGI, and, in respect of PRGX, authorizing the issuance of the PRGX Shares to Seller;

                  (b)      intentionally omitted;

                  (c)      the Cash Consideration, as adjusted pursuant to
Section 2.1(a) and (b) hereof, and written confirmation from PRGX's transfer agent that stock certificates representing the PRGX Shares have been issued in the name of Seller;

                  (d) the Indemnity Escrow Agreement, duly executed by PRGI and PRGX;

                  (e)      the documents and instruments described in Section
1.3 hereof;

                  (f) the offer letter for employment of the Principal, duly executed by PRGI;

                  (g) the Nonqualified Stock Option Agreement for the Principal, duly executed by PRGX;

                  (h) the Noncompetition and Nonsolicitation Agreements referred to in Section 3.4 hereof duly executed by PRGI;

                  (i) the Closing Escrow Agreement, duly executed by PRGI and PRGX;

                  (j)      a Closing Statement, duly executed by PRGI and PRGX;
and

                  (k) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

         5.4 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging or seeking material damages in connection with, the acquisition by PRGI of the Purchased Assets pursuant to the transactions contemplated herein or the ability of PRGX or PRGI or any of its affiliates to own and operate the Business or otherwise materially adversely affecting the Business, assets, prospects, financial condition or results of operations of Seller.

         5.5 NO INVESTIGATIONS OF PRGX OR PRGI. As of the Closing Date there shall be no, and neither PRGX nor PRGI shall have any knowledge of or reason to know of any, pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to PRGX or PRGI, PRGX's or PRGI's assets or PRGX's or PRGI's business.

         5.6 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

         5.7 CONSENTS. PRGI shall have obtained and delivered to Seller written consent of Nations Bank N.A., as agent for the banks party to PRGX's bank credit agreement, to the transactions contemplated herein and such consent(s) shall remain in full force and effect at and as of the Closing.

         5.8 NO MATERIAL ADVERSE EFFECT. From the date hereof until the Closing there shall have been no effect or change in the business of PRGI or PRGX that is or will be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of PRGI and PRGX, taken as a whole ("PRGI/PRGX Material Adverse Effect").

         5.9 REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the transactions contemplated by this Agreement and all actions by or in respect of, or filings with, any governmental body, agency or official or any other person required to permit the consummation of the transactions contemplated herein so that PRGI shall be able to continue to carry on the business of Seller substantially in the manner now conducted by Seller shall have been taken or made.

                                   ARTICLE 6
                                  TERMINATION

         6.1 TERMINATION. This Agreement may be terminated at any time before the Closing Date:

                  (a)      by mutual written consent of PRGX, PRGI and Seller;

                  (b) by PRGX or PRGI, if there occurs a Material Adverse Effect as to Seller or its Business, or by Seller, if there occurs a PRGI/PRGX Material Adverse Effect (as defined in Section 5.8 hereof);

                  (c) by any nonbreaching party hereto if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or in the RCI Agreement on the part of any nonterminating party hereto; or

                  (d) by either PRGI or Seller, if the Closing is not consummated on or before the Outside Date (as defined below) unless such failure of consummation is due to the failure of the terminating party to observe or perform in any material respect the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date. As used herein "Outside Date" shall mean November 1, 1998.

                  (e) by PRGI, if the conditions set forth in Article 4 hereof have not been satisfied by Seller or waived by PRGI and PRGX prior to the Outside Date; by Seller if the conditions set forth in Article 5 hereof have not been satisfied by PRGI or PRGX or waived by Seller prior to the Outside Date.

         6.2 EFFECTS OF TERMINATION. In the event this Agreement is terminated pursuant to Section 6.1(a), 6.1(b), 6.1(d) or 6.1(e) above, no party shall have any obligations to the others hereunder except for those obligations in respect of confidentiality and the return of confidential information set forth in Section 5.1(d) of the RCI Agreement and as set forth in the certain Nondisclosure Agreement between Seller and PRGI and others dated June, 1998 (the "Nondisclosure Agreement"). If this Agreement is terminated pursuant to
Section 6.1(c), the obligations in respect of confidentiality and the return of confidential information set forth in Section 5.1(d) of the RCI Agreement and set forth in the Nondisclosure Agreement shall remain in effect and each party hereto may exercise all remedies available to it under this Agreement, at law or in equity.

                                   ARTICLE 7
                            MISCELLANEOUS PROVISIONS

         7.1 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

         7.2 MODIFICATION. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

         7.3 ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. This Agreement, the other Seller Transaction Documents and the other PRGI Transaction Documents
(a) may not be assigned by PRGX or PRGI on or prior to the Closing without the prior written consent of the Seller (except for an assignment to a wholly owned subsidiary of PRGI or PRGX, which may be made without the prior consent of, but with notice to, Seller; provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected); (b) may not be assigned by PRGX or PRGI after the Closing without the prior written consent of Representative, except for an assignment to an affiliate of PRGX or PRGI, which may be made without the prior consent of, but with notice to, the Representative; provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected; and (c) may not be assigned by Seller at any time, without the prior written consent of PRGI. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         7.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.5 NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a nationally recognized overnight delivery service which guarantees next day delivery ("Overnight Delivery") or mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Seller:                                        c/o Pasquesi Sheppard LLC, Representative
                                                     585 Bank Lane
                                                     Lake Forest, IL 60045
                                                     Attention:  Don Sheppard
                                                     Telefax: (847) 234-1110

         with a copy to:                             David Fischer, Esq.
                                                     Wildman, Harrold, Allen & Dixon
                                                     225 West Wacker Drive
                                                     Chicago, IL  60606-1229
                                                     Telefax:  (312) 201-2555

If to PRGX or PRGI:                                  The Profit Recovery Group International I, Inc.
                                                     2300 Windy Ridge Parkway
                                                     Suite 100 North
                                                     Atlanta, GA 30339-8426
                                                     Attention:   Clinton McKellar, Jr.,
                                                                  Senior Vice President and General
                                                                  Counsel
                                                     Telefax: (770) 779-3034

         with a copy to:                             Arnall Golden & Gregory, LLP
                                                     2800 One Atlantic Center
                                                     1201 West Peachtree Street
                                                     Atlanta, Georgia  30309-3450
                                                     Attention: Jonathan Golden, Esq.
                                                     Telefax: (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which PRGI is open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

         7.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. Except for the Nondisclosure Agreement, which remains in full force and effect in accordance with the terms thereof, this Agreement, the RCI Agreement, the other Seller Transaction Documents, and the PRGI Transaction Documents together with the Exhibits and Schedules attached hereto and thereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than Seller, PRGX and PRGI, any rights or remedies hereunder.

         7.7 FURTHER ASSURANCES. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. Seller agrees to provide to PRGX and PRGI, both before and after the Closing, such information as PRGX and PRGI may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing.

         7.8 GOVERNING LAW AND SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed under the laws of the state of Georgia.
Section 6.9 of the RCI Agreement regarding choice of forum, submission to the jurisdiction of the courts specified therein, service of process and all other provisions of such Section are hereby incorporated by reference herein and the parties hereto hereby agree to be governed hereunder by the terms thereof.

         7.9 PRONOUNS. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          PRGX:
                                          THE PROFIT RECOVERY GROUP
                                          INTERNATIONAL, INC.


                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Its:
                                              ---------------------------------

                                          PRGI:
                                          THE PROFIT RECOVERY GROUP
                                          INTERNATIONAL I, INC.


                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Its:
                                              ---------------------------------

                                          SELLER:
                                          VINCENT CREADON
                                          d/b/a a sole proprietorship


                                          -------------------------------------
                                          VINCENT CREADON

                             Schedules and Exhibits

Schedule 1.2                        Excluded Assets

Exhibit 1.3(a)                      Bill of Sale
Exhibit 1.3(b)                      Assignment and Assumption Agreement
Exhibit 1.4                         Closing Escrow Agreement
Exhibit 2.3                         Indemnity Escrow Agreement
Exhibit 3.1                         RCI Agreement
Exhibit 4.6(h)                      Opinion of Counsel
Exhibit 4.6(n)                      Release